UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): May 25, 2021

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 623-0801

Not Applicable

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10	EGY	New York Stock Exchange
Common Stock, par value $0.10	EGY	London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement for Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

On May 25, 2021, VAALCO Energy, Inc. (the “Company”) and Michael G. Silver, the Company’s Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, entered into an executive employment agreement (the “Employment Agreement”), which supersedes and replaces the Change in Control Agreement between the Company and Mr. Silver, dated May 2, 2019. The initial term of the Employment Agreement commences on May 25, 2021 and ends on December 31, 2022, subject to earlier termination in accordance with its terms, and thereafter will be automatically extended for successive one-year terms annually on January 1, unless either party gives the other party notice of its intention to terminate the Employment Agreement at least 60 days prior to the extension date.

Pursuant to the Employment Agreement, Mr. Silver will be entitled to receive a minimum annual base salary of $330,000, which shall be reviewed annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and may be increased, but not decreased, at the discretion of the Compensation Committee. The Employment Agreement also provides that Mr. Silver will be eligible to receive an annual cash bonus in an amount to be determined by the Compensation Committee, based on performance goals established by the Compensation Committee and with a target percentage equal to fifty percent (50%) of his base salary. Mr. Silver will be eligible to receive stock options and other incentive awards on a basis no less favorable than the process and approach used for the Company’s other senior executives, and his annual long-term incentive award will be up to seventy-five percent (75%) of his base salary. In addition, Mr. Silver is entitled to other customary employment benefits, including reimbursement for business and entertainment expenses and paid vacation.

Upon termination of Mr. Silver’s employment for any reason, Mr. Silver will be entitled to receive (i) the base salary earned before the effective date of termination (the “Termination Date”), (ii) his accrued and unused vacation days through the Termination Date and (iii) any unreimbursed reasonable business expenses that were incurred but unpaid as of the Termination Date. In addition, the Employment Agreement provides Mr. Silver, subject to Mr. Silver’s execution of a general release of claims in favor of the Company and compliance with certain other restrictive covenants in the Employment Agreement, with certain severance benefits if his employment is terminated under certain circumstances. Specifically, the Employment Agreement provides that, upon an involuntary termination of Mr. Silver’s employment by the Company except for Cause (as defined in the Employment Agreement), by Mr. Silver for Good Reason (as defined in the Employment Agreement), or due to Mr. Silver’s death or disability, the Company will pay Mr. Silver additional compensation equal to fifty percent (50%) of his annual base salary then in effect plus fifty percent (50%) of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

If a Change in Control (as defined in the Employment Agreement) occurs and Mr. Silver is terminated during a specified period preceding or following the Change in Control, then under certain circumstances, the Company will pay Mr. Silver additional compensation equal to one hundred percent (100%) of his annual base salary then in effect plus one hundred percent (100%) of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

The Employment Agreement also contains customary provisions relating to, among other things, confidentiality, non-solicitation, non-competition and non-disparagement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated as of May 25, 2021, by and between VAALCO Energy, Inc. and Michael Silver.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.
(Registrant)

Date: May 28, 2021
	By:	/s/ Jason Doornik
	Name:	Jason Doornik
	Title:	Chief Accounting Officer and Controller